Exhibit 5.1

BRACEWELL & PATTERSON, L.L.P.
711 LOUISIANA STREET, SUITE 2900
HOUSTON, TEXAS 77002-2781
PHONE: 713.223.2900
FAX: 713.221.1212

February 11, 2003

First Community Capital Corporation
14200 Gulf Freeway
Houston, Texas 77034

Ladies and Gentlemen:

We have acted as counsel to First Community Capital Corporation, a Texas corporation (the “Company”), in connection with preparation of the Company’s Registration Statement on Form S-8 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), which relates to the proposed offer and sale by the Company to certain of its employees of an aggregate of up to 148,000 additional shares (the “Shares”) of its common stock, par value $0.01 per share, which are issuable upon the exercise of options granted under the First Community Capital Corporation 1996 Stock Option Plan (the “Plan”).

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company; (3) the Bylaws of the Company; (4) certain resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the provisions of the option agreements relating to options granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

First Community Capital Corporation
February 11, 2003

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Bracewell & Patterson, L.L.P.
Bracewell & Patterson, L.L.P.